Exhibit 99.1

GAIN Capital’s Board of Directors Adopts Stockholder Rights Plan

-Plan provides Board opportunity to carefully evaluate FXCM proposal and consider alternatives to maximize shareholder value-

Bedminster, New Jersey (April 9, 2013) — GAIN Capital Holdings, Inc. (NYSE: GCAP, “the Company”) announced today that its Board of Directors has adopted a stockholder rights plan. The rights plan is designed to reduce the likelihood that a potential acquirer would gain control of the Company by open market accumulation or other tactics without paying an appropriate premium for all of the company’s shares.

The stockholder rights plan allows the Board to fully consider and evaluate an unsolicited proposal and provides an appropriate opportunity to consider alternatives to maximize stockholder value.

Under the plan, Rights will be distributed as a dividend at the rate of one Right for each share of common stock of the company held by stockholders of record at the close of business on April 22, 2013. Each Right will entitle stockholders to buy, upon occurrence of certain events, one one-hundredth of a share of a new series of participating preferred stock at an exercise price of $17.00.

The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the company’s common stock, or commences a tender or exchange offer that, upon consummation, would result in a person or group owning 15% or more of the company’s common stock, subject to certain exceptions.

Under certain circumstances the new Rights are redeemable at a price of $0.01 per Right. Unless earlier exchanged, redeemed, amended or exercised, the Rights will expire on April 9, 2016.

Details of the rights plan, including a copy of the rights plan, will be filed with the SEC and will be accessible via the EDGAR database on the SEC’s website at www.sec.gov.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN’s innovative trading technology provides market access and highly automated trade execution services across multiple asset classes, including foreign exchange (forex or FX), contracts for difference (CFDs) and exchange-based products, to a diverse client base of retail and institutional investors.

Through our retail brand, FOREX.com, we provide retail traders around the world with access to a variety of global OTC financial markets, including forex, precious metals and CFDs on commodities and indices. GAIN Capital also operates GTX, a fully independent FX ECN for hedge funds and institutions; Open eCry (OEC), an innovative online futures broker; and GAIN Securities, Inc. (member FINRA/SIPC) a licensed U.S. broker-dealer.

GAIN Capital and its affiliates have offices in New York City; Bedminster, New Jersey; London; Sydney; Hong Kong; Tokyo; Singapore; Beijing; and Seoul.

For further company information, visit www.gaincapital.com

Investor Relations Contact

Hugh Collins and Lynn Morgen

MBS Value Partners

+1 212.750.5800

gain@mbsvalue.com

Media Contact

Chris Mittendorf, Edelman for GAIN Capital

+1 212.704.8134

pr@gaincapital.com